            Exhibit 99.1

                             For Immediate Release

                     Media Contact:                      Investor Contact:
                     Eric Boomhower     John Winn
                     (803) 217-7701                     (803) 217-9240
                     eboomhower@scana.com            jwinn@scana.com

SCANA Reports Financial Results for First Quarter 2006

Columbia, SC, April 27, 2006...SCANA Corporation (NYSE: SCG) today reported consolidated earnings for the three months ended March 31, 2006 of $98 million, or $.85 per share, compared to $101 million, or $.89 per share, for the same period in 2005. Results for the current period include a net after-tax gain of $6 million, or $.05 per share, reflecting the cumulative effect of a change in accounting for equity based compensation resulting from the Company’s adoption of SFAS No. 123(R) on January 1, 2006. Excluding that gain, GAAP-adjusted net earnings from operations for the first quarter of 2006 were $92 million, or $.80 per share.

“January saw record warm temperatures across the nation, and South Carolina was no different,” said Kevin Marsh, senior vice president and chief financial officer. “The impact of the milder weather in our electric business compared to last year accounted for $.07 per share of the $.09 per share decline in first quarter GAAP-adjusted net earnings from operations. In our natural gas businesses, the extremely mild weather early in the quarter, combined with customer conservation efforts in response to high natural gas commodity prices, contributed to a $.05 per share decline in our consolidated sales margin.”

Marsh noted that first quarter earnings per share were also impacted by dilution reflecting the issuance of new shares of common stock through the Company’s stock plans. “The lower electric and natural gas sales margins and share dilution more than offset the favorable impact on earnings of the 5.69 percent retail natural gas rate increase at South Carolina Electric & Gas Company that was effective in November of last year and continued growth in our electric and natural gas customer base.”

SCANA’s reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP). SCANA’s management believes that, in addition to reported earnings under GAAP, GAAP-adjusted net earnings from operations provides a meaningful representation of the Company’s fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management’s opinion, the GAAP-adjusted net earnings from operations is a useful indicator of the financial results of the Company’s primary businesses. This measure is also a basis for management’s provision of earnings guidance and growth projections, and it is used by management in making resource allocation and other budgetary and operational decisions. This non-GAAP performance measure is not intended to replace the GAAP measure of net earnings, but is offered as a supplement to it. A reconciliation of reported (GAAP) earnings per share to GAAP-adjusted net earnings from operations per share for the three months ended March 31, 2006 and 2005 is provided in the following table:

	3 Months Ended March 31,

	2006	2005
Reported (GAAP) Earnings per Share	$.85	$.89

Deduct:
Cumulative Effect of Accounting Change, re. SFAS 123(R)	.05	--_

GAAP-Adjusted Net Earnings per Share From Operations	$.80	$.89

Milder weather was the principal factor contributing to a 3.0 percent decline in total kilowatt-hour sales of electricity in the first quarter of 2006 compared to the same quarter in 2005. As measured by heating degree days, temperatures across the Company’s electric service territory were 5 percent warmer than last year. As a result, residential sales, which are particularly weather-sensitive, were down 5.8 percent. Sales to industrial customers declined 3.8 percent while commercial sales rose 1.4 percent. Wholesale, or off-system, sales were down 4.3 percent, also due in part to milder weather.

The impact of milder weather compared to last year was also a primary contributor to a 10.8 percent decline in retail dekatherm sales of natural gas in the first quarter of 2006 compared to the same quarter in 2005. Residential sales declined 14.7 percent, while commercial and industrial sales were down 8.4 percent and 7.8 percent, respectively. Total dekatherm sales of natural gas, which include sales for resale and transportation volumes, were down 14.3 percent. As of March 31, 2006, SCANA was serving approximately 1.2 million natural gas customers in its three-state service area, up 1.8 percent over the past year.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, reported earnings in the first quarter of 2006 of $48 million, or $.42 per share, down from $52 million, or $.46 per share, in the same quarter last year. That decline was due mainly to lower sales of electricity and natural gas reflecting milder weather, and to higher operating expenses. At March 31, 2006, SCE&G was serving approximately 613,000 electric customers and approximately 294,000 natural gas customers, representing increases of 2.8 percent and 2.9 percent, respectively, from the same time last year.

PSNC Energy

PSNC Energy, SCANA’s retail natural gas subsidiary headquartered in Gastonia, North Carolina, reported earnings of $23 million, or $.20 per share, in the first quarter of 2006, compared to $24 million, or $.21 per share, in the first quarter of 2005. The decline was due primarily to milder weather. At March 31, 2006, PSNC Energy was serving approximately 428,000 natural gas customers, an increase of 3.4 percent over the last twelve months.

South Carolina Pipeline Corporation

South Carolina Pipeline Corporation, SCANA’s intrastate natural gas transmission subsidiary, reported earnings in the first quarter of 2006 of $3 million, or $.03 per share, compared to earnings of $4 million, or $.03 per share, in the first quarter of 2005. Increased transportation revenues were offset by lower industrial sales volumes.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported earnings of $21 million, or $.19 per share, in the first quarter of 2006, compared to earnings of $22 million, or $.20 per share, in the first quarter of 2005. A lower sales margin resulting primarily from milder weather was partially offset by lower operating expenses. At March 31, 2006, SCANA Energy was serving more than 475,000 customers, maintaining its position as the number two natural gas marketer in Georgia.

Corporate and Other

SCANA’s corporate and other businesses, which include Primesouth, SCANA Communications, ServiceCare, SCANA Energy Marketing, SCG Pipeline, SCANA Services and the holding company, reported earnings of $1 million, or $.01 per share, in the first quarter of 2006, compared to a reported loss of $1 million, or $.01 per share, in the first quarter of 2005.

EXPLANATION OF ITEMS INCLUDED IN REPORTED (GAAP) EARNINGS BUT EXCLUDED FROM GAAP-ADJUSTED NET EARNINGS FROM OPERATIONS

On January 1, 2006, SCANA adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment [SFAS 123(R)], an accounting standard that changes the way the cost of equity based compensation is recorded. For many years, SCANA has annually granted long-term equity based compensation awards, the ultimate payout value of which has been dependent upon the Company’s performance against pre-determined measures of total shareholder return and growth in earnings per share over a three year plan cycle.  Because of the annual pattern of those awards, and pursuant to Accounting Principles Board Opinion No 25, Accounting for Stock Issued to Employees, the bulk of each annual plan’s compensation cost has traditionally been recorded in such plan’s respective grant year. Under SFAS 123(R), compensation is required to be recorded ratably over each plan’s full three year performance cycle.  As such, the cumulative effect of the adoption of SFAS 123(R) on January 1, 2006 resulted in a $ .05 per share (net of tax) gain in the first quarter of 2006 based on a reduction of prior compensation accruals for awards granted in 2004 and 2005.

APPLICATION FILED TO MERGE NATURAL GAS TRANSMISSION COMPANIES

In response to changes in the natural gas marketplace, on February 27, 2006, South Carolina Pipeline Corporation (SCPC) and SCG Pipeline, Inc. filed an application with the Federal Energy Regulatory Commission (FERC) requesting approval to merge into a single company named Carolina Gas Transmission Corporation. Instead of providing “bundled” natural gas procurement and delivery services, this new company would operate as a Federally-regulated, transportation-only natural gas transmission company that sells capacity on its pipeline but would no longer purchase and sell natural gas, thereby allowing SCPC’s large natural gas customers to manage their own purchasing strategies. The combination of these two companies would help reduce future earnings volatility and broaden opportunities for growth in this segment of SCANA’s business. The application requests that the FERC approve the merger in time for the new company to commence operations prior to the 2006-2007 winter heating season, which begins November 1, 2006.

RETAIL NATURAL GAS RATE FILING IN NORTH CAROLINA

On April 3, 2006, PSNC Energy filed an application with the North Carolina Utilities Commission requesting an increase of approximately $28 million, or 4.9 percent, in the company’s retail natural gas base rates. In addition, the application requests a reduction of $7.5 million in the fixed-cost portion of its cost of gas. The net effect is a requested increase of $20.9 million, or 3.6 percent, in PSNC Energy’s base rates. Hearings on the company’s request are expected to be held this fall. If approved, the requested rates would go into effect in November 2006 and would represent the first increase in PSNC Energy’s retail base rates since 1998.

2006 EARNINGS OUTLOOK

The Company reaffirms its previous guidance that 2006 earnings are expected to be in the range of $2.80 - $2.95 per share. The 2006 guidance assumes normal weather in the Company’s electric and natural gas service areas for the remainder of the year and excludes any gains or losses from litigation, changes in accounting principles or sales of certain assets. Other factors that may impact future earnings are discussed in the Company’s Securities and Exchange Commission filings. The Company’s goal is to achieve average annual earnings growth of 4-6 percent over the next 3-5 years.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time on Friday, April 28, 2006. The call-in numbers for the conference call are 1-866-831-6234 (US/Canada) and 1-617-213-8854 (International). The event code is 86820648. Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through May 12, 2006. The telephone replay numbers are 1-888-286-8010 (US/Canada) and 1-617-801-6888 (International). The event code for the telephone replay is 81306652. A replay and transcript of the conference call will also be available on the Investor Information section of the Company’s web site.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at the Company’s web site at www.scana.com. Participants should go to the web site at least 5 to 10 minutes prior to the call start time and follow the instructions.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 613,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and nonutility regulatory environment, (3) current and future litigation, (4) changes in the economy, especially in areas served by the Company's subsidiaries, (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (6) growth opportunities for the Company's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in accounting principles, (9) weather conditions, especially in areas served by the Company's subsidiaries, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

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FINANCIAL AND OPERATING INFORMATION
Condensed Consolidated Statements of Income (Millions, except per share amounts) (Unaudited)
	Three Months Ended
	March 31,
	2006	2005
Operating Revenues:
Electric	$399	$415
Gas-Regulated	514	460
Gas-Non-regulated	476	391
Total Operating Revenues	1,389	1,266

Operating Expenses:
Fuel and purchased power	121	135
Gas purchased for resale	811	661
Other operation and maintenance	157	158
Depreciation and amortization (1)	76	245
Other taxes	39	39
Total Operating Expenses (1)	1,204	1,238

Operating Income (1)	185	28

Other Income (Expense), Net (1)	12	13

Interest Charges, Net	(54)	(54)
Income Tax (Expense) Benefit (1)	(45)	179
Earnings (Losses) from Equity
Method Investments (1)	(4)	(63)

Preferred Stock Cash Dividends of SCE&G	(2)	(2)

Cumulative Effect of Accounting Change	6	--

Net Income	$98	$101

Common Stock Data:
Wgt. Avg. Common Shares Outstanding	115.0	112.9
Basic & Diluted Reported Earnings Per Share	$.85	$.89

Note (1): In January 2005, the South Carolina Public Service Commission approved an accounting methodology which allows the Company to recover the cost of the Lake Murray back-up dam project through the application of net synthetic fuel tax credits generated from its synthetic fuel partnerships. Under this methodology, beginning January 1, 2005, the Company recognized its accumulated synthetic fuel tax credits to offset an equal amount of accelerated depreciation on the dam project, net of partnership losses and income tax benefits. Recognition of accelerated depreciation related to the back-up dam costs will continue quarterly to the extent net synthetic fuel tax credits are available. While these entries result in a reduction in operating income, there is no impact on net income. However, the Company is allowed to record non-cash carrying costs on the unrecovered investment. The impact of these entries in the Income Statement and Balance Sheet is shown in the tables below:

Income Statement Impact:			Balance Sheet Impact:
	Q1 2006	Q1 2005		March 31, 2006
Synthetic fuel tax credits recognized	$3.3	$144	Dam costs incurred through 3/31/06, incl. Allowance for Funds Used During Construction and Carrying Costs	$ 305
Partnership losses recognized	(5.2)	(63)
Tax benefit of depreciation and partnership losses	2.1	89	Accelerated depreciation recognized through 3/31/06	(214)
Accelerated depreciation recognized	(0.2)	(170)	Unrecovered Dam Costs at 3/31/06	$ 91
Impact to Net Income	$ 0	$ 0

Carrying costs recognized	$ 2	$ 3

Condensed Consolidated Balance Sheets (Millions) (Unaudited)
	March 31,	December 31,
	2006	2005
ASSETS:
Utility Plant, Net	$6,826	$6,744
Other Property and Investments	255	247
Current Assets	1,230	1,464
Regulatory Assets and Deferred Debits	1,051	1,074
Total Assets	$9,362	$9,529

CAPITALIZATION AND LIABILITIES
Capitalization:
Common Equity	$2,746	$2,677
Preferred Stock	114	114
Long-term Debt, Net	2,916	2,948
Total Capitalization	5,776	5,739
Current Liabilities:
Short-Term Borrowings	389	427
Current Portion of Long-Term Debt	213	188
Other Current Liabilities	609	885
Total Current Liabilities	1,211	1,500
Regulatory Liabilities and Deferred Credits	2,375	2,290
Total Capitalization and Liabilities	$9,362	$9,529

Reported (GAAP) Earnings (Loss) per Share by Company: (Unaudited)

	Three Months Ended
	March 31,
	2006	2005
SC Electric & Gas	$.42	$.46
PSNC Energy	.20	.21
SC Pipeline	.03	.03
SCANA Energy-Georgia	.19	.20
Corporate and Other, Net	.01	(.01)
Reported (GAAP) Earnings per Share	$.85	$.89

GAAP-Adjusted Net Earnings (Loss) per Share From Operations by Company (2): (Unaudited)

	Three Months Ended
	March 31,
	2006	2005
SC Electric & Gas	$.39	$.46
PSNC Energy	.19	.21
SC Pipeline	.03	.03
SCANA Energy-Georgia	.18	.20
Corporate and Other, Net	.01	(.01)
GAAP-Adjusted Net Earnings per Share from Operations	$.80	$.89

Note (2): Excludes the impact of the adoption of SFAS No. 123(R) that resulted in a net after-tax gain of $.05 per share in the first quarter of 2006.

Variances in Reported (GAAP) Earnings (Loss) per Share (3): (Unaudited)
Three Months Ended
March 31,

2005 Basic & Diluted Reported (GAAP) Earnings Per Share	$.89

Variances:
Electric Margin	(.02)
Natural Gas Margin	(.05)
Additional Shares Outstanding (Dilution)	(.02)
Variance in GAAP-Adjusted Net Earnings Per Share From Operations	(.09)
Cumulative Effect of Accounting Change, re. SFAS 123 (R)	.05
Variance in Reported (GAAP) Earnings per Share	(.04)
2006 Basic & Diluted Reported (GAAP) Earnings Per Share	$.85

Note (3): This variance analysis reflects earnings per share (EPS) components on an after-tax basis, with income tax benefits applied as per the January 6, 2005 electric rate order. See Note (1) to the Condensed Consolidated Statements of Income.

Consolidated Operating Statistics:
	Three Months Ended March 31,
	2006	2005	% Change
Electric Operations:

Sales (Million KWH):
Residential	1,691	1,795	(5.8)
Commercial (4)	1,601	1,578	1.4
Industrial (4)	1,514	1,574	(3.8)
Other	120	120	--
Total Retail Sales	4,926	5,067	(2.8)
Wholesale	800	836	(4.3)
Total Sales	5,726	5,903	(3.0)

Customers (Period-End, Thousands) (4)	613	596	2.8

Natural Gas Operations:

Sales (Thousand Dekatherms):
Residential	27,872	32,670	(14.7)
Commercial	13,653	14,903	(8.4)
Industrial	28,584	31,016	(7.8)
Total Retail Sales	70,108	78,589	(10.8)
Sales for Resale	4,234	5,180	(18.3)
Transportation Volumes	14,996	20,482	(26.8)
Total Sales	89,339	104,251	(14.3)

Customers (Period-End, Thousands) (4)	1,205	1,184	1.8

Note (4): The current periods reflect a reclassification and realignment of customers effective in 2005. Prior periods have been restated to conform to the current year presentation.

Weather Data - Electric Service Territory:
	Three Months Ended March 31,
	Actual	Percent Change
	2006	vs 2005	vs Normal
Heating Degree Days	1,145	(5.0)	--
Cooling Degree Days	22	15.8	(44.2)

Security Credit Ratings (as of 04/27/06):
	Standard & Poor’s	Moody’s	Fitch
SCANA Corporation:
Corporate / Issuer Rating	A-	A3	-
Senior Unsecured	BBB+	A3	A-
Outlook	Stable	Negative	Stable

South Carolina Electric & Gas Company:
Corporate / Issuer Rating	A-	A2	-
Senior Secured	A-	A1	A+
Senior Unsecured	BBB+	A2	A
Commercial Paper	A-2	P-1	F1
Outlook	Stable	Negative	Stable

PSNC Energy:
Senior Unsecured	A-	A2	NR
Commercial Paper	A-2	P-1	NR
Outlook	Stable	Stable	NR

NR = Not Rated